Exhibit 99.1

SECOND AMENDMENT TO AGREEMENT

This Second Amendment (“Second Amendment”) to that certain Agreement (“Agreement”) dated as of January 1, 2001, by and among Mission Broadcasting, Inc. (“Mission”) (formerly known as Bastet Broadcasting, Inc.), certain related Mission entities, David S. Smith and Nancie J. Smith is entered into as of this 12 day of August, 2008. If any term or provision of the Agreement or the First Amendment to the Agreement conflicts with the language of this Second Amendment, this Second Amendment shall govern.

WHEREAS, Mission is the owner and operator of television broadcast stations;

WHEREAS, David S. Smith is the president and 100 percent owner of Mission and, pursuant to the Agreement, performs certain functions in connection with his role as president; and

WHEREAS, the parties would like to amend the Agreement in order to revise the terms upon which David S. Smith is compensated for the performance of the functions of president of Mission for calendar year 2008.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement as follows:

1. COMPENSATION FOR SERVICES OF DAVID S. SMITH. For calendar year 2008 only, the compensation payable to David S. Smith shall be reduced by One Hundred Thousand Dollars ($100,000) on the following basis:

(a) The payment of Forty Thousand Dollars ($40,000) of the $100,000 shall be waived permanently by David S. Smith.

(b) The payment of the remaining Sixty Thousand Dollars ($60,000) of the $100,000 shall be deferred until such time as a majority of David S. Smith’s equity interest in Mission is sold to a third party (other than a member of his immediate family or a trust (or trusts) for the benefit of a member or members of his immediate family) or substantially all the assets of Mission are sold to a third party.

2. NO OTHER AMENDMENT. Except as specifically provided above, all terms and provisions of the Agreement (as amended by the First Amendment) shall remain unmodified and in full force and effect.

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IN WITNESS WHEREOF, this Second Amendment to Agreement has been executed by the parties hereto as of the date first written above.

MISSION BROADCASTING, INC.

By:	/s/ David S. Smith
David S. Smith President

/s/ David S. Smith
David S. Smith